UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2009

ClearPoint Business Resources, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51200	98-0434371
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Manor Drive, Suite 110, Chalfont, PA	18914
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(215) 997-7710

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Background

As previously disclosed in ClearPoint Business Resources, Inc.’s (the “Company”) filings with the Securities and Exchange Commission (“SEC”), ClearPoint Resources, Inc., the Company’s wholly-owned subsidiary (“CPR”), issued Amended and Restated Notes (collectively, the “Sub Notes”) to B&N Associates, LLC; Alyson P. Drew; Fergco Bros. LLC and Matthew Kingfield (collectively, the “Sub Noteholders”), stockholders of the Company, for $550,000 in the aggregate.  Mrs. Drew is the spouse of the Company’s director Parker Drew, and Christopher Ferguson, a beneficial owner of 16.6% of the Company’s common stock, holds a 25% interest in Fergco Bros. LLC.  Prior to issuing Amended Sub Notes, as defined below, all sums outstanding from time to time under each Sub Note were payable quarterly, with all principal payable on the maturity date, March 31, 2010.

Also as previously disclosed in the Company’s filings with the SEC, on August 14, 2006, CPR acquired 100% of the common stock of StaffBridge, Inc. (“StaffBridge”) for cash and a note payable (the “StaffBridge Note”) to the former shareholders of StaffBridge (the “StaffBridge Shareholders”).  Prior to entering into the Extension Agreement, as defined below, the StaffBridge Note was payable in monthly installments and the maturity date of the StaffBridge Note was December 31, 2009. As of the date of this report, the aggregate principal amount outstanding under the StaffBridge Note was $177,517.50.

Finally, as previously reported in the Company’s filings with the SEC, on August 14, 2009, the Company entered into the Amended and Restated Revolving Credit Agreement (the “Amended Loan Agreement”) with ComVest Capital, LLC (“ComVest”).  The Amended Loan Agreement provides that the Company must deliver to ComVest written agreements from specified holders of indebtedness of the Company, including the Sub Notes and the StaffBridge Note, agreeing to defer and postpone payments of principal and interest in respect of such indebtedness until one or more dates on or after December 31, 2009.  In accordance with the Amended Loan Agreement, the Sub Notes and the StaffBridge Note were amended pursuant to the Amended Sub Notes and the Extension Agreement, respectively, as defined below.

Amended Sub Notes and Extension Agreement

On September 11, 14 and 15, 2009, CPR amended and restated the Sub Notes by issuing Third Amended and Restated Promissory Notes dated September 8, 2009 (the “Amended Sub Notes”) to Fergco Bros. LLC, Alyson P. Drew, B&N Associates, LLC and Matthew Kingfield, respectively, for $550,000 in aggregate principal amount.  Pursuant to the Amended Sub Notes, principal amounts under the Amended Sub Notes shall be due and payable in monthly installments equal to 10% of the principal amount of the Amended Sub Note beginning March 31, 2010.  The Amended Sub Notes continue to bear interest at the rate of 12% per annum.  Interest due for the period of May 1, 2009 through August 31, 2009 and additional interest accruing for the period of September 1, 2009 through February 28, 2010 shall be deferred and paid in monthly installments beginning March 31, 2010.  Interest payments for the period beginning March 1, 2010 and future periods will be paid monthly, one month in arrears, beginning April 30, 2010.  CPR has the right to prepay all or any portion of the Amended Sub Notes from time to time without premium or penalty.  Any prepayment shall be applied first to accrued but unpaid interest and then applied to reduce the principal amount owed.  The Amended Sub Notes provide that CPR’s failure to make any payment of principal or interest due under the Amended Sub Note shall constitute an event of default if uncured for 5 days after written notice has been given by the Sub Noteholder to CPR.  Upon the occurrence of an event of default and at any time thereafter, all amounts outstanding under the Amended Sub Notes shall become immediately due and payable.

On September 15, 2009, the StaffBridge Note was amended pursuant a Debt Extension Agreement Amendment dated September 3, 2009 (the “Extension Agreement”).  Pursuant to the Extension Agreement, the outstanding balance under the StaffBridge Note shall be paid in monthly installments beginning February 15, 2010.  Each monthly installment payment under the StaffBridge Note will be in the total amount of $17,105.86, consisting of (i) $16,137.95 with respect to the outstanding principal balance and (ii) $967.91 relating to accrued and unpaid interest as of August 31, 2009 and interest for the period of September 1, 2009 through January 31, 2010.  The StaffBridge Note continues to bear interest at the rate of 8% per annum.

The Amended Sub Notes and the Extension Agreement also include various other provisions customary for transactions of this nature. The foregoing is a summary of the material provisions of such documents. This summary is not intended to be complete and is qualified in its entirety by reference to the form of Amended Sub Note and the Extension Agreement, attached hereto as Exhibits 4.1 and 10.1, respectively.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Form of Third Amended and Restated Promissory Note dated September 8, 2009.
10.1	Debt Extension Agreement Amendment issued by the former shareholders of StaffBridge, Inc. dated September 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 17, 2009

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Michael Traina
Name: Michael Traina
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Third Amended and Restated Promissory Note dated September 8, 2009.
10.1	Debt Extension Agreement Amendment issued by the former shareholders of StaffBridge, Inc. dated September 3, 2009.